Exhibit 99.1

For Immediate Release

Hasbro Reports Third Quarter 2018 Financial Results

•          Third quarter 2018 revenues of $1.57 billion;

•          U.S. and Canada segment revenues down 7%; International segment revenues down 24%; Entertainment and Licensing revenues up 45%;

•          Operating profit margin of 20.0% versus 20.1% in third quarter 2017;

•          Reported net earnings of $263.9 million, or $2.06 per diluted share;

•          $907.1 million in cash at quarter end; Returned $159.5 million to shareholders in the quarter, including $80.0 million in dividends and $79.5 million in share repurchases.

Pawtucket, R.I., October 22, 2018 -- Hasbro, Inc. (NASDAQ: HAS) today reported financial results for the third quarter 2018. Net revenues for the third quarter 2018 decreased 12% to $1.57 billion versus $1.79 billion in 2017. The lower revenues reflect lost Toys“R”Us revenues in the U.S., Europe and Asia Pacific. In addition, revenues declined internationally, most notably in Europe, as the Company addresses changing consumer shopping behaviors, a rapidly evolving retail landscape and clearing through retail inventory. Foreign exchange had a negative impact of $32.0 million, or 2%, on third quarter 2018 revenues.

Net earnings for the third quarter 2018 were $263.9 million, or $2.06 per diluted share, compared to $265.6 million, or $2.09 per diluted share, for the third quarter of 2017. Reported net earnings include a favorable $17.3 million, or $0.14 per diluted share, tax benefit from U.S. tax reform. Adjusted third quarter 2018 net earnings were $246.5 million, or $1.93 per diluted share.

“The global Hasbro team is effectively managing our business forward through a very disruptive year,” said Brian Goldner, Hasbro’s chairman and chief executive officer. “The lost Toys“R”Us revenues are impacting many markets around the world, notably the U.S., Europe, Australia and Asia. The volume of product liquidated in the second quarter had a near-term impact on the third quarter sell through and shipments. We are successfully managing retail inventory and it is down significantly in the U.S. and in Europe, where we are aggressively working to clear excess inventory by year end. A growing array of retailers are now ramping new programs to take share this holiday season and we are well positioned to meet their demand.

“We continue to make meaningful organizational changes to ensure we have the right teams in place with the right capabilities to lead Hasbro into the future,” continued Goldner. “Global retailers have ambitious programs this holiday season and we have innovative brand offerings across the portfolio, including programs behind our feature TRANSFORMERS film, Bumblebee, set for release this holiday season. Our long-term commitment to building capabilities around our Brand Blueprint coupled with industry-leading investment in innovation positions us for a successful holiday season and beyond.”

“Hasbro remains in a strong financial position, including good operating profit margins, $907 million in cash and quality inventory to support our business this holiday season,” said Deborah Thomas, Hasbro’s chief financial officer.  “As we manage through a very disruptive environment, the strength of our brands and our business allows us to continue to invest to drive profitable growth in future years.”

Third Quarter 2018 Major Segment Performance

	Net Revenues ($ Millions)			Operating Profit ($ Millions)
	Q3 2018	Q3 2017	% Change	Q3 2018	Q3 2017	% Change
U.S. and Canada	$924.2	$993.8	-7%	$226.5	$217.3	+4%
International	$560.7	$739.2	-24%	$66.3	$132.0	-50%
Entertainment and Licensing	$84.8	$58.4	+45%	$33.7	$16.9	+99%

Third quarter 2018 U.S. and Canada segment net revenues decreased 7% to $924.2 million compared to $993.8 million in 2017. The segment reported an operating profit of $226.5 million, or 24.5% of net revenues, compared to an operating profit of $217.3 million, or 21.9% of net revenues, in 2017. The segment’s quarterly performance was negatively impacted by the loss of Toys“R”Us revenues and not meeting all shipping demands late in the quarter across an expanded retail footprint. Favorable product mix coupled with lower administrative and royalty expense drove higher operating profit and operating profit margin.  In the third quarter 2017, the Company had $18 million of Toys“R”Us bad debt expense.

Third quarter 2018 International segment net revenues declined 24% to $560.7 million, compared to $739.2 million in 2017. International segment revenues include a negative $30.3 million foreign exchange impact. On a regional basis, Europe net revenues decreased 29%, Latin America decreased 16% and Asia Pacific decreased 14%. Emerging markets net revenues decreased 18% in the quarter. The International segment reported an operating profit of $66.3 million compared to an operating profit of $132.0 million in 2017. Revenues and operating profits in the segment were negatively impacted by efforts to clear excess retail inventory in Europe, as well as the loss of Toys“R”Us revenues in many European and Asia Pacific markets.

Entertainment and Licensing segment net revenues increased 45% to $84.8 million compared to $58.4 million in 2017. Operating profit increased 99% to $33.7 million, or 39.7% of net revenues, compared to $16.9 million, or 28.9% of net revenues, in 2017. Entertainment and Licensing segment revenues in the quarter benefited from a multi-year digital streaming deal for Hasbro television programming and revenues from the 2017 My Little Pony: The Movie. In addition, the adoption of ASC 606 Revenue from

Contracts with Customers favorably impacted the timing of revenue recognition in the quarter. Higher revenues and a favorable mix, coupled with cost reductions, drove higher operating profit and operating profit margin in the quarter.

As part of the Company’s ongoing efforts to compete in an evolving marketplace, Hasbro is undertaking organizational steps to ensure it has the right talent and capabilities to profitably grow going forward. The Company expects to incur pre-tax cash restructuring charges relating to severance and other employee costs of approximately $50 million to $60 million, that will be expensed in the fourth quarter of 2018. The Company expects cash payments to be made from October 2018 through December 2019. As a result of these steps, the Company expects to generate approximately $30 million to $40 million in annualized pre-tax savings by 2020.

Third Quarter 2018 Brand Portfolio Performance

	Net Revenues ($ Millions)
	Q3 2018	Q3 2017	% Change	Nine Months 2018	Nine Months 2017	% Change
Franchise Brands	$847.7	$892.5	-5%	$1,716.0	$1,894.1	-9%
Partner Brands	$305.8	$485.7	-37%	$714.4	$928.7	-23%
Hasbro Gaming*	$280.8	$280.1	--	$520.3	$549.7	-5%
Emerging Brands	$135.3	$133.1	+2%	$239.7	$241.1	-1%

*Hasbro’s total gaming category, including all gaming revenue, most notably MAGIC: THE GATHERING and MONOPOLY, which are included in Franchise Brands in the table above, totaled $447.8 million for the third quarter 2018, up 5%, versus $424.8 million in the third quarter 2017.  This category was up 1% to $964.2 million for the nine months 2018 versus $951.4 million for the nine months 2017.  Hasbro believes its gaming portfolio is a competitive differentiator and views it in its entirety.

Third quarter 2018 Franchise Brand revenues decreased 5% to $847.7 million. Revenue growth in MONOPOLY, PLAY-DOH, MAGIC: THE GATHERING and BABY ALIVE was offset by declines in NERF, MY LITTLE PONY and TRANSFORMERS. Both MY LITTLE PONY and TRANSFORMERS had a theatrical film in 2017. Franchise Brand revenues grew slightly in the U.S. and Canada segment and were up in the Entertainment and Licensing segment but declined in the International segment.

Partner Brand revenues declined 37% to $305.8 million. Revenue growth in BEYBLADE and MARVEL was more than offset by declines in other Partner Brands. Partner Brand revenues decreased in the U.S. and Canada and International segments.

Hasbro Gaming revenue increased slightly to $280.8 million. Continued revenue gains in DUNGEONS and DRAGONS, DUEL MASTERS, JENGA and DON’T STEP IN IT, as well as new social game launches, were partially offset by declines in PIE FACE and other gaming properties. Hasbro Gaming revenues increased in the U.S. and Canada segment but declined in the International and Entertainment and Licensing segments. Hasbro’s total gaming category was up 5% to $447.8 million, including growth in MONOPOLY and MAGIC: THE GATHERING.

Emerging Brand revenues grew 2% to $135.3 million. The category benefited from several new initiatives, including LOST KITTIES, LOCK STARS and YELLIES, as well as licensing revenues from the addition of POWER RANGERS to the portfolio. Emerging Brands revenues grew in the International segment and Entertainment and Licensing segments but declined in the U.S. and Canada segment.

Dividend and Share Repurchase

The Company paid $80.0 million in cash dividends to shareholders during the third quarter 2018. The next quarterly cash dividend payment of $0.63 per common share is scheduled for November 15, 2018 to shareholders of record at the close of business on November 1, 2018.

During the third quarter, Hasbro repurchased 801,466 shares of common stock at a total cost of $79.5 million and an average price of $99.14 per share. Through the first nine months of 2018, the Company repurchased 2.0 million shares of common stock at a total cost of $192.3 million and an average price of $93.88. At quarter-end, $485.7 million remained available in the current share repurchase authorization.

Conference Call Webcast

Hasbro will webcast its third quarter 2018 earnings conference call at 8:30 a.m. Eastern Time today.  To listen to the live webcast and access the accompanying presentation slides, please go to http://investor.hasbro.com.   The replay of the call will be available on Hasbro’s web site approximately 2 hours following completion of the call.

About Hasbro

Hasbro (NASDAQ: HAS) is a global play and entertainment company committed to Creating the World's Best Play Experiences. From toys and games to television, movies, digital gaming and consumer products, Hasbro offers a variety of ways for audiences to experience its iconic brands, including NERF, MY LITTLE PONY, TRANSFORMERS, PLAY-DOH, MONOPOLY, BABY ALIVE and MAGIC: THE GATHERING, as well as premier partner brands. Through its entertainment labels, Allspark Pictures and Allspark Animation, the Company is building its brands globally through great storytelling and content on all screens. Hasbro is committed to making the world a better place for children and their families through corporate social responsibility and philanthropy. Hasbro ranked No. 5 on the 2018 100 Best Corporate Citizens list by CR Magazine, and has been named one of the World’s Most Ethical Companies® by Ethisphere Institute for the past seven years. Learn more at www.hasbro.com, and follow us on Twitter (@Hasbro) and Instagram (@Hasbro).

© 2018 Hasbro, Inc. All Rights Reserved.

Certain statements in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company’s potential performance in the future and the Company’s ability to achieve its financial and business goals and may be identified by the use of forward-looking words or phrases. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: (i) the Company's ability to design, develop, produce, manufacture, source and ship products on a timely and cost-effective basis, as well as interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to recover the Company’s costs and earn a profit; (ii) downturns in economic conditions impacting one or more of the markets in which the Company sells products, including, without limitation, changes in exchange rates or other macroeconomic conditions currently impacting customers and consumers for the Company’s products in the United Kingdom, Brazil, and Russia, which can negatively impact the Company’s retail customers and consumers, and which can result in lower employment levels, lower consumer disposable income, lower retailer inventories and lower spending, including lower spending on purchases of the Company’s products; (iii) other factors which can lower discretionary consumer spending, such as higher costs for fuel and food, drops in the value of homes or other consumer assets, and high levels of consumer debt; (iv) consumer interest in entertainment properties, such as motion pictures, for which the Company is developing and marketing products, and the ability to drive sales of products associated with such entertainment properties; (v) the Company’s ability to successfully evolve and transform its business to address a changing global consumer landscape and retail environment, one in which online shopping and digital first marketing are becoming more and more critical, and difficulties or delays the Company may experience in successfully implementing and developing new capabilities and making the changes to its business that are required to be successful under these changing marketplace conditions; (vi) other economic and public health conditions or regulatory changes in the markets in which the Company and its customers and suppliers operate which could create delays or increase the Company’s costs, such as higher commodity prices, labor costs or transportation costs, or outbreaks of disease; (vii) currency fluctuations, including movements in foreign exchange rates, which can lower the Company’s net revenues and earnings, and significantly impact the Company’s costs; (viii) the concentration of the Company's customers, potentially increasing the negative impact to the Company of difficulties experienced by any of the Company’s customers or changes in their purchasing or selling patterns; (ix) the ability of the Company to successfully develop, produce and distribute motion pictures under its relationship with Paramount Pictures Corporation, and consumer interest in those motion pictures and related merchandise; (x) consumer interest in programming created by Hasbro Studios, and other factors impacting the financial performance of  Hasbro Studios and the Discovery Family Channel; (xi) the inventory policies of the Company’s retail customers, including retailers’ potential decisions to lower their inventories, even if it results in lost sales, as well as the concentration of the Company's revenues in the second half and fourth quarter of the year, which coupled with reliance by retailers on quick response inventory management techniques increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve compressed shipping schedules; (xii) delays, increased costs or difficulties associated with any of our or our partners’ planned digital applications or media initiatives; (xiii) work disruptions, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; (xiv) the bankruptcy or other lack of success of one of the Company's significant retailers, such as the bankruptcy of Toys“R”Us in the United States and Canada in the fourth quarter of 2017 and the  subsequent liquidation of the Toys”R”Us business in the United States, as well as the economic difficulty of Toys“R”Us in other markets, or the bankruptcy or lack of success of a smaller retail customer of the Company, such as Sears Holdings Corporation, any of which could negatively impact the Company's revenues or bad debt exposure and create challenges to the Company and its financial performance as the Company attempts to recapture this lost business through other customers or channels;  (xv) the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to offer Company products which consumers choose to buy instead of competitive products, the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees; (xvi) concentration of manufacturing for many of the Company’s products in the People’s Republic of China and the associated impact to the Company of social, economic or public health conditions and other factors affecting China, the movement of products into and out of China, the cost of producing products in China and exporting them to other countries, including without limitation, the potential application of tariffs to some or all of the products the Company purchases from vendors in China, and imports into the United States which would significantly increase the price of the Company’s products and substantially harm sales if applied to any significant amount of the Companies products; (xvii) the application of tariffs to some or all of the Company’s products being imported into other markets, which would significantly increase the price of the Company’s products and substantially harm sales if applied to any significant amount of the Company’s products;  (xviii) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xix) the impact of other market conditions, third party actions or approvals and competition which could reduce demand for the Company’s products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; (xx) changes in tax laws or regulations, or the interpretation and application of such laws and regulations, such as what may occur as the U.S. Tax Cuts and Jobs Act is interpreted and applied, which may cause the Company to alter tax reserves or make other changes which significantly impact its reported financial results; (xxi) the impact of litigation or arbitration decisions or settlement actions; and (xxii) other risks and uncertainties as may be detailed from time to time in the Company's public announcements and Securities and Exchange Commission (“SEC”) filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.

The financial tables accompanying this press release include non-GAAP financial measures as defined under SEC rules, specifically Adjusted net earnings and Adjusted earnings per diluted share, excluding the impact of charges associated with the Toys“R”Us liquidation; severance costs and U.S. tax reform, as well as Adjusted operating profit absent the impact of the charges associated with the Toys“R”Us liquidation and severance costs. Also included in the financial tables are the non-GAAP financial measures of EBITDA and Adjusted EBITDA. EBITDA represents net earnings attributable to Hasbro, Inc. excluding interest expense, income taxes, depreciation and amortization. Adjusted EBITDA also excludes the impact of charges associated with the Toys“R”Us liquidation and severance costs in the first quarter of 2018. As required by SEC rules, we have provided reconciliations on the attached schedules of these measures to the most directly comparable GAAP measure. Management believes that Adjusted net earnings, Adjusted earnings per diluted share and Adjusted operating profit absent the impact of charges associated with the Toys“R”Us liquidation and severance costs in the first quarter of 2018 provides investors with an understanding of the underlying performance of the Company’s business absent these unusual events.  Management believes that EBITDA and Adjusted EBITDA are appropriate measures for evaluating the operating performance of the Company because they reflect the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet and make strategic acquisitions. These non-GAAP measures should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.

HAS-E

Investor Contact:  Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com

Press Contact: Julie Duffy | Hasbro, Inc. | (401) 727-5931 | julie.duffy@hasbro.com

# # #

(Tables Attached)

HASBRO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Thousands of Dollars)
	Sept. 30, 2018	Oct. 1, 2017
ASSETS
Cash and Cash Equivalents	$907,107	$1,244,778
Accounts Receivable, Net	1,391,242	1,655,752
Inventories	610,918	629,120
Other Current Assets	283,183	232,590
Total Current Assets	3,192,450	3,762,240
Property, Plant and Equipment, Net	255,150	263,862
Other Assets	2,047,729	1,518,546
Total Assets	$5,495,329	$5,544,648

LIABILITIES AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$20,307	$189,012
Payables and Accrued Liabilities	1,301,616	1,295,745
Total Current Liabilities	1,321,923	1,484,757
Long-term Debt	1,694,721	1,693,261
Other Liabilities	591,404	410,378
Total Liabilities	3,608,048	3,588,396
Total Shareholders' Equity	1,887,281	1,956,252
Total Liabilities and Shareholders' Equity	$5,495,329	$5,544,648

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Thousands of Dollars and Shares Except Per Share Data)	Quarter Ended				Nine Months Ended

	Sept. 30, 2018	% Net Revenues	Oct. 1, 2017	% Net Revenues	Sept. 30, 2018	% Net Revenues	Oct. 1, 2017	% Net Revenues
Net Revenues	$1,569,686	100.0%	$1,791,502	100.0%	$3,190,485	100.0%	$3,613,671	100.0%
Costs and Expenses:
Cost of Sales	655,597	41.8%	730,656	40.8%	1,249,090	39.2%	1,404,971	38.9%
Royalties	105,265	6.7%	139,222	7.8%	240,962	7.6%	282,754	7.8%
Product Development	65,807	4.2%	67,386	3.8%	183,050	5.7%	192,765	5.3%
Advertising	134,384	8.6%	168,926	9.4%	290,001	9.1%	342,236	9.5%
Amortization of Intangibles	8,841	0.6%	6,492	0.4%	19,873	0.6%	22,254	0.6%
Program Production Cost Amortization	14,088	0.9%	5,394	0.3%	33,419	1.0%	16,152	0.4%
Selling, Distribution and Administration	272,368	17.4%	312,482	17.4%	853,585	26.8%	813,268	22.5%
Operating Profit	313,336	20.0%	360,944	20.1%	320,505	10.0%	539,271	14.9%
Interest Expense	22,779	1.5%	25,072	1.4%	68,391	2.1%	73,752	2.0%
Other Income, Net	(5,237)	-0.3%	(13,969)	-0.8%	(23,416)	-0.7%	(42,045)	-1.2%
Earnings before Income Taxes	295,794	18.8%	349,841	19.5%	275,530	8.6%	507,564	14.0%
Income Tax Expense	31,933	2.0%	84,258	4.7%	63,862	2.0%	105,659	2.9%
Net Earnings	$263,861	16.8%	$265,583	14.8%	$211,668	6.6%	$401,905	11.1%

Per Common Share
Net Earnings
Basic	$2.08		$2.12		$1.68		$3.21
Diluted	$2.06		$2.09		$1.67		$3.16

Cash Dividends Declared	$0.63		$0.57		$1.89		$1.71

Weighted Average Number of Shares
Basic	127,161		125,170		125,982		125,204
Diluted	127,892		127,150		126,774		127,248

HASBRO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Thousands of Dollars)

	Nine Months Ended
	Sept. 30, 2018	Oct. 1, 2017
Cash Flows from Operating Activities:
Net Earnings	$211,668	$401,905
Non-cash Adjustments	174,717	185,413
Changes in Operating Assets and Liabilities	(211,639)	(385,522)
Net Cash Provided by Operating Activities	174,746	201,796

Cash Flows from Investing Activities:
Additions to Property, Plant and Equipment	(104,015)	(102,512)
Investments and Acquisitions, Net of Cash Acquired	(155,451)	-
Other	8,587	5,516
Net Cash Utilized by Investing Activities	(250,879)	(96,996)

Cash Flows from Financing Activities:
Proceeds from Borrowings with Maturity Greater Than 3 Months	-	493,878
Repayments of Borrowings with Maturity Greater Than 3 Months	-	(350,000)
Net (Repayments of) Proceeds from Short-term Borrowings	(131,629)	15,663
Purchases of Common Stock	(187,850)	(112,241)
Stock-based Compensation Transactions	28,827	29,432
Dividends Paid	(229,562)	(206,012)
Employee Taxes Paid for Shares Withheld	(58,336)	(31,973)
Net Cash Utilized by Financing Activities	(578,550)	(161,253)

Effect of Exchange Rate Changes on Cash	(19,444)	18,946

Cash and Cash Equivalents at Beginning of Year	1,581,234	1,282,285

Cash and Cash Equivalents at End of Period	$907,107	$1,244,778

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(Thousands of Dollars)	Quarter Ended			Nine Months Ended
	Sept. 30, 2018	Oct. 1, 2017	% Change	Sept. 30, 2018	Oct. 1, 2017	% Change
Major Segment Results
U.S. and Canada Segment:
External Net Revenues	$924,178	$993,833	-7%	$1,747,807	$1,939,837	-10%
Operating Profit	226,516	217,278	4%	279,364	363,589	-23%
Operating Margin	24.5%	21.9%		16.0%	18.7%

International Segment:
External Net Revenues	560,704	739,229	-24%	1,229,093	1,511,074	-19%
Operating Profit	66,274	132,007	-50%	10,359	149,435	-93%
Operating Margin	11.8%	17.9%		0.8%	9.9%

Entertainment and Licensing Segment:
External Net Revenues	84,804	58,440	45%	213,476	162,663	31%
Operating Profit	33,658	16,910	99%	66,191	39,580	67%
Operating Margin	39.7%	28.9%		31.0%	24.3%

International Segment Net Revenues by Major Geographic Region
Europe	$331,353	$467,740	-29%	$686,490	$921,467	-26%
Latin America	145,703	174,446	-16%	308,065	339,071	-9%
Asia Pacific	83,648	97,043	-14%	234,538	250,536	-6%
Total	$560,704	$739,229		$1,229,093	$1,511,074

Net Revenues by Brand Portfolio (1)
Franchise Brands	$847,745	$892,546	-5%	$1,715,986	$1,894,140	-9%
Partner Brands	305,827	485,747	-37%	714,424	928,724	-23%
Hasbro Gaming	280,832	280,097	0%	520,334	549,736	-5%
Emerging Brands	135,282	133,112	2%	239,741	241,071	-1%
Total Net Revenues	$1,569,686	$1,791,502		$3,190,485	$3,613,671

Hasbro's total gaming category, including all gaming revenue, most notably MAGIC: THE GATHERING and
MONOPOLY, totaled $447,844 and $964,159 for the three and nine months ended September 30, 2018, respectively, up 5% and 1%, respectively, from revenues of $424,847 and $951,397 for the three and nine months ended October 1, 2017, respectively.

(1) For the quarter and nine months ended October 1, 2017, revenues of $65,264 and $90,396, respectively, were reclassified from Emerging Brands to Franchise Brands to conform to the presentation for the quarter and nine months ended September 30, 2018.

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)
(Thousands of Dollars)

Net Earnings and Earnings per Share Excluding the After-Tax Impact of Toys"R"Us, Severance
and Tax Reform
	Quarter Ended
		Diluted		Diluted
	Sept. 30,	Per Share	Oct. 1,	Per Share
(all adjustments reported after-tax)	2018	Amount	2017	Amount
Net Earnings, as Reported	$263,861	$2.06	$265,583	$2.09
Incremental costs impact of Toys"R"Us (1)	-	-	-	-
Severance (2)	-	-	-	-
Impact of Tax Reform (3)	(17,336)	(0.14)	-	-
Net Earnings, as Adjusted	$246,525	$1.93	$265,583	$2.09

	Nine Months Ended
		Diluted		Diluted
	Sept. 30,	Per Share	Oct. 1,	Per Share
(all adjustments reported after-tax)	2018	Amount	2017	Amount
Net Earnings, as Reported	$211,668	$1.67	$401,905	$3.16
Incremental costs impact of Toys"R"Us (1)	61,372	0.48	-	-
Severance (2)	15,699	0.12	-	-
Impact of Tax Reform (3)	30,454	0.24	-	-
Net Earnings, as Adjusted	$319,193	$2.52	$401,905	$3.16

(1) In the first quarter of 2018, Toys"R"Us announced a liquidation of its U.S. operations, as well as other retail impacts around the globe. As a result, the Company recognized incremental bad debt expense on outstanding
Toys"R"Us receivables, royalty expense, inventory obsolescence as well as other related costs.

(2) In the first quarter of 2018, the Company incurred severance charges, primarily outside the U.S., related to actions associated with a new go-to-market strategy designed to be more omni-channel and e-commerce focused.
These charges were included in Corporate and Eliminations.

(3) Represents adjustments to provisional U.S. Tax Reform amounts recorded in the fourth quarter of 2017 based on additional guidance issued by the U.S. Treasury Department and the Internal Revenue Service in 2018.

The impact of the above items on Income Taxes and Net Earnings for the quarter ended September 30, 2018 is as follows:

	Quarter Ended
				Excluding
		% Net	Impact of	Impact of	% Net
	As Reported	Revenues	Above Items	Above Items	Revenues
Income tax expense	$31,933	2.0%	$17,336	$49,269	3.1%
Net Earnings (4)	263,861		(17,336)	246,525

The impact of the above items on Operating Profit, in total, and for the impacted segments, and Income Taxes and
Net Earnings for the nine months ended September 30, 2018 is as follows:

	Nine Months Ended
				Excluding
		% Net	Impact of	Impact of	% Net
	As Reported	Revenues	Above Items	Above Items	Revenues
Operating Profit	$320,505	10.0%	$87,777	$408,282	12.8%
U.S. and Canada Segment	279,364	16.0%	52,277	331,641	19.0%
International Segment	10,359	0.8%	11,151	21,510	1.8%
Income tax expense	63,862	2.0%	(19,748)	44,114	1.4%
Net Earnings (4)	211,668		107,525	319,193

(4) The Operating Profit adjustments of $87,777 combined with the income tax adjustments of $19,748 make up the total after-tax impact of $107,525.

	Quarter Ended		Nine Months Ended
	Sept. 30,	Oct. 1,	Sept. 30,	Oct. 1,
Reconciliation of EBITDA	2018	2017	2018	2017
Net Earnings	$263,861	$265,583	$211,668	$401,905
Interest Expense	22,779	25,072	68,391	73,752
Income Taxes (including tax reform)	31,933	84,258	63,862	105,659
Depreciation	42,623	42,062	104,915	107,853
Amortization of Intangibles	8,841	6,492	19,873	22,254
EBITDA	$370,037	$423,467	$468,709	$711,423
Impact of Toys"R"Us and Severance	-	-	87,777	-
Adjusted EBITDA	$370,037	$423,467	$556,486	$711,423